                                                                      Exhibit 11

                       COMPUTATION OF EARNINGS PER SHARE
                       GULF STATES STEEL, INC. OF ALABAMA


                                                              Fiscal Year           Fiscal Year          Fiscal Year
                                                                Ended                 Ended                Ended
                                                             October 31,           October 31,          October 31,
                                                             -----------           -----------          -----------
                                                                1998                  1997                  1996
                                                                ----                  ----                  ----
Net loss before extraordinary item and cumulative
 effect of accounting change                                 $(4,632,000)         $(15,851,000)          $ (370,000)


Extraordinary charge for debt refinancing                     (1,044,000)                   --                   --

Cumulative effect of accounting change                                --            (2,647,000)                  --
                                                             -----------          ------------           ----------

Net loss                                                     $(5,676,000)         $(18,498,000)          $ (370,000)
                                                             ===========          ============           ==========

Shares:
    Weighted average common shares outstanding                 3,610,000             3,610,000            3,610,000

    Net effect of dilutive put warrants and stock
       options based on the treasury stock method                    N/A                   N/A                  N/A
                                                             -----------          ------------           ----------

    Weighted average common and common
        equivalent shares outstanding                          3,610,000             3,610,000            3,610,000
                                                             ===========          ============           ==========

Net loss per share before extraordinary item and
 cumulative effect of accounting change                      $     (1.28)         $      (4.39)          $     (.10)


Extraordinary charge for debt refinancing                           (.29)

Cumulative effect of accounting change                                --                  (.73)                  --
                                                             -----------          ------------           ----------

Net loss per share                                           $     (1.57)         $      (5.12)          $     (.10)
                                                             ===========          ============           ==========

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